Houston Wire & Cable Company Authorizes Increase in Stock Buyback Program

Houston, TX – (PrimeNewswire) October 1, 2007 - Houston Wire & Cable Company (Nasdaq: HWCC) today announced that its Board of Directors has authorized an increase in its previously-announced stock buyback program from $30 million to a maximum of $50 million.  As of September 28, 2007, the Company has purchased approximately 7% or 1,498,111 of its outstanding shares under the program, for a total cost of $27,941,611, or an average price of $18.65 per share.

The Company intends, from time to time, as business conditions warrant, to purchase its common stock on the open market or in block trades or privately negotiated transactions pursuant to the program.

About Houston Wire & Cable Company

With more than 30 years experience in the electrical industry, HWCC is one of the largest distributors of specialty wire and cable and related services in the U.S. electrical distribution market.  Headquartered in Houston, HWCC has sales and distribution facilities in Atlanta, Baton Rouge, Charlotte, Chicago, Denver, Houston, Los Angeles, Philadelphia, San Francisco, Seattle and Tampa.

Standard stock items available for immediate delivery include continuous and interlocked armor, instrumentation, medium voltage, high temperature, portable cord, power cables and private branded products, including LifeGuard™, a low-smoke, zero-halogen cable.  HWCC’s comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized internet-based ordering capabilities and 24/7/365 service.

To obtain additional information, visit our website at www.houwire.com.

Forward-Looking Statements

This release contains information about management’s view of the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors which include, but are not limited to economic downturns and cyclicality in the markets served, risks associated with inventory, fluctuations in the prices of copper and other commodities, changes in relationships with customers, dependence on third-party manufacturers and suppliers, changes in the terms of vendor rebate programs, loss of key personnel or difficulties recruiting and retaining new qualified personnel, market acceptance of private branded products, success of initiatives to penetrate targeted markets, future capital needs and uncertainty of additional financing, new or changed competitors and other risks and challenges. For a complete discussion of risk factors, please review our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on March 14, 2007.

Additionally, the forward-looking statements included in this press release represent the Company’s views as of the date of this press release and these views could change.  However, while the Company may elect to update these forward-looking statements at some point, the Company specifically disclaims any obligation to do so, other than as required by federal securities laws.  These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

CONTACT:

Hope M. Novosad, Investor Relations Coordinator
Direct:  713.609.2110
Fax:  713.609.2168
hnovosad@houwire.com